Contact:		FOR IMMEDIATE RELEASE
Brookdale Senior Living Inc.
Francie Nagy, New York	1-212-515-4625;
Or Ross Roadman, Nashville	1-615-376-2412

Brookdale Announces Third Quarter 2006 Results

Third Quarter 2006 Highlights

•	Revenue for the third quarter increased to $387 million, up 85% from the prior year period, primarily as a result of the Company’s successful acquisition strategy.

•	Average occupancy for the quarter increased to 91% and average revenue per month per unit to $3,319 per month.

•	For the nine months ended September 30, 2006, same store revenue growth of 7.0% and Facility Operating Income growth of 13.6% over the same period in 2005. For the quarter, same store Facility Operating Income increased 2.2% over the second quarter 2006.

•	Net loss of $(31.1) million, or $(.34) per diluted common share, including non-cash expenses of $72.9 million for depreciation and amortization, non-cash compensation expense and straight-line lease expense, net of deferred gain amortization.

•	Cash From Facility Operations for the quarter of $26.8 million, or $0.27 per outstanding common share. Third quarter Cash From Facility Operations includes integration and certain non-recurring of $3.6 million, ancillary start-up costs of $0.5 million and timing of entrance fees.

•	Closed the $1.2 billion acquisition of American Retirement Corporation (‘‘ARC’’) on July 25, 2006.

•	Completed follow-on equity offering on July 25, 2006, raising approximately $700 million in gross proceeds. In addition, the Company contemporaneously raised $650 million from a fund managed by an affiliate of Fortress Investment Group LLC. The proceeds from this transaction were used to fund acquisitions, including that of ARC, repay debt and for general corporate purposes.

•	Announced third quarter 2006 dividend of $0.40 per common share, which was paid on October 16, 2006.

Subsequent Events to Third Quarter, 2006

•	Announced an agreement to acquire 30 communities for $148.6 million from Nationwide Health Properties, Inc. (‘‘NHP’’). These communities are currently leased and operated by Brookdale.

Chicago, IL. November 13, 2006 — Brookdale Senior Living Inc. (NYSE: BKD) today reported financial results for the third quarter of 2006. Net loss for the quarter and nine months ended September 30, 2006 was $(31.1) million and $(70.7) million, respectively, or $(.34) and $(.96) per diluted common share.

Bill Doniger, Brookdale’s Vice Chairman said, ‘‘We are extremely pleased with the continued successful performance of our business as evidenced in our strong same-store growth numbers. Given the level of acquisition and integration activity during the summer months of 2006, the third quarter reported results do not, in our opinion, reflect the true run-rate results of Brookdale which are quite consistent with our internal objectives. Overall, we believe our current dividend is a better reflection of Brookdale’s recurring cash flow on a run-rate basis. Finally, our investment pipeline remains robust and we are optimistic about our ability to deploy capital accretively in the coming quarters.’’

As a dividend-paying company, Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash compensation expense and straight-line rent expense, net of deferred gain amortization. Brookdale also uses Facility Operating Income to assess the performance of its facilities.

For the third quarter and the nine months ended September 30, 2006, Adjusted EBITDA was $60.9 million and $134.1 million, respectively. Facility Operating Income for the third quarter and nine months ended September 30, 2006 was $137.2 million and $327.7 million, respectively.

For the third quarter and the nine months ended September 30, 2006, Cash From Facility Operations was $26.8 million and $57.2 million, respectively, or $0.27 and $0.57 per common share outstanding at September 30, 2006.

Adjusted EBITDA and Cash From Facility Operations also included integration and certain non-recurring expenses of $3.6 million, ancillary start-up costs of $0.5 million and timing of entrance fees. The majority of these expenses are one-time expenses related to systems integration, implementing procedures for Sarbanes-Oxley compliance and acquisition integration costs such as the initial training of employees from newly acquired communities.

Due to the timing of the ARC acquisition which closed at the end of July, only two months of ARC’s results are reflected in Brookdale’s third quarter reported numbers. However, Cash From Facility Operations per share is reported based on the shares outstanding at the end of the quarter (101.1 million shares) which includes the new shares issued in the follow-on offering and to the Fortress affiliate, and not the weighted average number of shares for the quarter.

Same store revenues grew 7.0% for the nine months ended September 30, 2006 over the same period in 2005 and Facility Operating Income grew 13.6% for the same period. The Facility Operating Income growth for the first nine months of 2006 benefited from the cost synergies realized from the September 2005 combination of Old Brookdale and Alterra. Sequentially, Facility Operating Income improved by 2.2% in the third quarter of 2006 over the second quarter.

Brookdale’s ancillary services business generated $161 of monthly Facility Operating Income per occupied unit for the three months ended September 30, 2006 at the pre-merger ARC facilities. Since the merger, the Company’s ancillary services have been expanded to reach approximately 3,000 pre-merger Brookdale units/beds in 28 locations. The operating results include $0.5 million of start-up expenses related to this roll-out.

Bill Sheriff, Co-CEO of Brookdale commented, ‘‘The third quarter was a busy and productive quarter for Brookdale. We successfully began the roll-out of our ancillary services programs to the legacy Brookdale communities while maintaining the profitability of those services at the ARC facilities. On the entrance fee side of our business, we experienced some lower turnover of units at four of our CCRCs as we continued to maintain 98% occupancy at those communities. Based on our historical experience with resident turnover at CCRCs, we believe that as these units turn over the next 2-3 quarters, the net entrance fee cash flow will be additive to our results.’’

Acquisitions

On July 25, 2006, Brookdale closed on the acquisition of ARC for $1.2 billion. ARC operated 83 senior living facilities (15,900 units/beds) in 19 states.

Additionally, Brookdale completed the acquisition of the remaining Liberty portfolio (10 leased/owned facilities with 852 units/beds) on July 27, 2006.

Subsequent to quarter end, Brookdale announced a definitive agreement to acquire 30 communities with 1,476 units in the aggregate for $148.6 million. These properties are currently leased and operated by Brookdale and owned by Nationwide Health Properties, Inc. (‘‘NHP’’). In addition, Brookdale entered into an agreement to purchase an independent and assisted living community in Tampa, Florida with 163 units, which the Company currently manages, for approximately $22 million. These acquisitions are expected to close in the fourth quarter.

Since Brookdale’s IPO in November 2005, and including the ARC acquisition, the Company has purchased or committed to purchase $3.3 billion in senior housing assets. These acquisitions represent 188 facilities with approximately 25,000 units/beds. Brookdale has invested approximately $1.5 billion of cash in these transactions.

Mark J. Schulte, Brookdale’s Co-CEO, commented, ‘‘Given the acquisition and integration activity of the past few months, we have intentionally taken a more deliberate approach to integrating newly acquired facilities, which means that it may take a bit longer fully integrate our acquisitions, but also allows our team to focus on diligencing other new attractive opportunities at the same time. This strategy has allowed us to successfully execute a large number of transactions. We are very confident that with this approach, we will create the best platform and infrastructure for Brookdale’s future. We continue to see good opportunities for acquisitions, and expect to continue to grow Brookdale through further consolidation of the senior living sector.’’

Dividend

For the third quarter of 2006 Brookdale paid a dividend of $0.40 per share of common stock, on October 16, 2006, to holders of record of Brookdale’s common stock on September 29, 2006. The Company expects to declare a fourth quarter dividend in December for payment in January 2007.

Business Strategy

Brookdale’s business strategy is to focus on increasing its earnings and dividends to shareholders by growing Adjusted EBITDA and Cash From Facility Operations primarily through:

•	Internal growth in its existing portfolio of facilities through occupancy improvements, increases in annual rental rates, operational savings due to economies of scale and growth in its ancillary services business; and

•	Accretive acquisitions of senior housing facilities and operators in a highly fragmented industry.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Tuesday, November 14, 2006 to review the financial results for the three and nine months ended September 30, 2006. The conference call is scheduled for 10:00 AM EST. All interested parties are welcome to participate in the live conference call. The conference call can be accessed by dialing (800) 545-9704 (from within the U.S.) or (913) 905-1085 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing ‘‘Brookdale Senior Living Third Quarter Earnings.’’

A webcast of the conference call will be available to the public on a listen-only basis at http://www.brookdaleliving.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available on the Company’s website for twelve months following the call.

A replay will also be available until 11:59 PM EST on November 21, 2006 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) please reference access code ‘‘813-7430.’’ A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Currently the Company owns and operates independent living, assisted living, dementia-care facilities and continuing care retirement centers, with over 540 facilities in 35 states and the ability to serve over 51,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to commitments to purchase senior housing assets, the amount of cash to be used in such transactions and the Company's ability to invest capital accretively in acquisitions, and the Company’s earnings and dividend growth plans and strategy. Forward-looking statements are generally identifiable by use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘potential,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘endeavor,’’ ‘‘seek,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘overestimate,’’ ‘‘underestimate,’’ ‘‘believe,’’ ‘‘could,’’ ‘‘would,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘continue’’ or other similar words or expressions. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, our limited operating history on a combined basis, our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments, the effect of our indebtedness and long-term operating leases on our liquidity, the risk of loss of property pursuant to our mortgage debt and long-term lease obligations, our ability to effectively manage our growth, our ability to integrate acquisitions, our ability to maintain consistent quality control, unforeseen costs associated with the acquisition of new facilities, competition for the acquisition of assets, our ability to obtain additional capital on terms acceptable to us, events which adversely affect the ability of seniors to afford our monthly resident fees, changes in governmental reimbursement programs, our vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, terminations of our resident agreements and vacancies in the living spaces we lease, early termination or non-renewal of our management agreements, increased competition for skilled personnel, departure of our key officers, increases in market interest rates, environmental contamination at any of our facilities, failure to comply with existing environmental laws, an adverse determination or resolution in recent complaints filed against us, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in Brookdale's SEC reports, including its Annual Report on Form 10-K filed with the SEC on March 31, 2006. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in our SEC filings could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated and Combined Statements of Operations
(in thousands, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006(1)(2)	2005(1)(3)	2006(1)(2)	2005(1)(3)
Revenue
Resident fees	$385,617	$208,393	$874,495	$574,855
Management fees	1,426	859	3,158	2,675
Total revenue	387,043	209,252	877,653	577,530
Expenses
Facility operating (excluding depreciation and amortization of $56,866, $13,557, $109,888 and $24,764, respectively)	245,192	133,567	543,418	366,782
General and administrative (including non-cash stock compensation expense of $5,852, $11,146, $12,665 and $11,146, respectively)	29,248	31,025	73,458	54,006
Facility lease expense	63,623	47,259	155,980	140,852
Depreciation and amortization	60,883	13,794	114,129	28,039
Total operating expenses	398,946	225,645	886,985	589,679
Loss from operations	(11,903)	(16,393)	(9,332)	(12,149)
Interest income	2,032	824	3,709	2,200
Interest expense:
Debt	(29,287)	(13,126)	(68,521)	(33,439)
Amortization of deferred financing costs	(1,141)	(1,263)	(3,179)	(2,822)
Change in fair value of derivatives	(1,840)	(67)	(1,422)	4,080
Loss on extinguishment of debt	(1,414)	—	(2,748)	(453)
Equity in loss of unconsolidated venture	(1,649)	(196)	(2,286)	(641)
Loss before income taxes	(45,202)	(30,221)	(83,779)	(43,224)
Benefit for income taxes	14,146	432	13,487	247
Loss before minority interest	(31,056)	(29,789)	(70,292)	(42,977)
Minority interest	(89)	11,104	(438)	16,575
Loss before discontinued operations	(31,145)	(18,685)	(70,730)	(26,402)
Discontinued operations	—	(205)	—	(128)
Net loss	$(31,145)	$(18,890)	$(70,730)	$(26,530)
Basic and diluted loss per share	$(0.34)		$(0.96)
Weighted average shares used in computing basic and diluted loss per share	91,640		73,999
Dividends declared per share at the end of the period	$0.40	$0.25	$1.10	$0.25

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the predecessor entities.

(2)	On January 1, 2006 we consolidated three limited partnerships controlled by us pursuant to EITF 04-5. Resident service fees, facility operating expenses, depreciation and amortization, interest income and interest expense for the entities was $3,103 and $9,238, $2,339 and $6,742 , $350 and $871, $29 and $36, and $379 and $1,163 for the three and nine months ended September 30, 2006, respectively.

(3)	We excluded the loss per share for the periods ended September 30, 2005. We believe this calculation is not meaningful to investors due to the different ownership and legal structures (e.g., corporation and limited liability companies) of the various entities prior to the formation transactions on September 30, 2005.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2006(1)	December 31, 2005(1)
	(Unaudited)
Cash and cash equivalents	$100,260	$77,682
Cash and investments – restricted	65,625	37,314
Other current assets	108,443	30,881
Total current assets	274,328	145,877
Property, plant and equipment, net	3,567,300	1,408,732
Lease security deposits	29,787	25,271
Other long term assets	784,241	117,931
Total assets	$4,655,656	$1,697,811
Current liabilities	$527,440	$171,443
Long-term debt, less current portion	1,674,230	754,169
Other long term liabilities	609,100	141,760
Total liabilities	2,810,770	1,067,372
Minority interests	12,588	36
Stockholders’ equity	1,832,298	630,403
Total liabilities and stockholders’ equity	$4,655,656	$1,697,811

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

Condensed Consolidated and Combined Statements of Cash Flow
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006(1)	2005(1)
Cash Flows from Operating Activities
Net loss	$(70,730)	$(26,530)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on extinguishment of debt	2,748	453
Depreciation and amortization	117,308	30,861
Minority interest	438	(16,575)
Loss on sale of assets	123	—
Equity in loss of unconsolidated ventures	2,286	641
Loss on discontinued operations	—	128
Amortization of deferred gain	(3,259)	(6,786)
Amortization of entrance fees	(3,398)	(18)
Proceeds from deferred entrance fee revenue	4,329	700
Deferred income taxes provision (benefit)	(14,457)	(247)
Change in deferred lease liability	16,622	17,857
Change in fair value of derivatives	1,422	(4,080)
Compensation expenses related to restricted stock grants	12,625	11,146
Changes in operating assets and liabilities:
Accounts receivable, net	(24,131)	(3,478)
Prepaid expenses and other assets, net	1,419	703
Accounts payable and accrued expenses	18,665	5,192
Tenant refundable fees and security deposits	2,709	1,715
Other	(11,042)	(3,875)
Net cash provided by operating activities	53,677	7,807
Cash Flows from Investing Activities
Decrease (increase) in lease security deposits and lease acquisition deposits, net	$1,433	$254
Decrease (increase) in cash and investments – restricted	18,278	(8,266)
Net proceeds from sale of property, plant and equipment	—	15,446
Additions to property, plant and equipment, net of related payables	(39,580)	(16,603)
Acquisition of assets, net of related payables and cash received	(1,799,115)	(472,603)
Issuance of notes receivable, net	(2,331)	—
Investment in joint venture	(637)	—
Distributions received from investments	1,355	—
Net cash used in investing activities	(1,820,597)	(481,772)
Cash Flows from Financing Activities
Proceeds from debt	$739,221	$468,756
Repayment of debt	(221,616)	(182,558)
Proceeds from line of credit	215,000	—
Repayment of line of credit	(215,000)	—
Payment of dividends	(62,881)	(20,000)
Payment of financing costs, net of related payables	(19,014)	(3,425)
Refundable entrance fees:
Proceeds from refundable entrance fees	6,900	2,530
Refunds of entrance fees	(4,540)	(1,670)
Payment of swap termination	—	(14,065)
Proceeds from issuance of common stock, net	1,353,863	500
Costs incurred related to follow-on equity offering	(2,435)	—
Capital contributions from controlling shareholder	—	196,790
Net cash provided by financing activities	1,798,498	446,858
Net increase (decrease) in cash and cash equivalents	22,578	(27,107)
Cash and cash equivalents at beginning of period	77,682	86,858
Cash and cash equivalents at end of period	$100,260	$59,751

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’). Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business. We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating income (loss) items, depreciation and amortization, straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•	It provides an assessment of controllable expenses and affords management the ability to make decisions that facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and nine months ended September 30, 2006 and 2005 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005(1)	2006	2005(1)
Net loss	$(31,145)	$(18,890)	$(70,730)	$(26,530)
Loss on discontinued operations	—	205	—	128
Minority interest	89	(11,104)	438	(16,575)
Benefit for income taxes	(14,146)	(432)	(13,487)	(247)
Equity in loss of unconsolidated ventures	1,649	196	2,286	641
Loss on extinguishment of debt	1,414	—	2,748	453
Interest Expense:
Debt	21,201	10,802	51,694	26,564
Amortization of deferred financing costs	8,086	1,263	16,827	2,822
Capitalized lease obligation	1,141	2,324	3,179	6,875
Change in fair value of derivatives	1,840	67	1,422	(4,080)
Interest income	(2,032)	(824)	(3,709)	(2,200)
Loss from operations	(11,903)	(16,393)	(9,332)	(12,149)
Depreciation and amortization	60,883	13,794	114,129	28,039
Straight-line lease expense	6,124	5,882	16,622	17,857
Amortization of deferred gain	(1,086)	(2,201)	(3,259)	(6,786)
Amortization of entrance fees	(3,253)	(15)	(3,398)	(18)
Non-cash compensation expense	5,852	11,146	12,625	11,146
Entrance fee receipts	7,860	1,971	11,229	3,230
Entrance fee disbursements	(3,529)	(1,413)	(4,540)	(1,670)
Adjusted EBITDA(2)	$60,948	$12,771	$134,076	$39,649

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

(2)	Includes integration and certain non-recurring of $3.6 million

Cash From Facility Operations

Cash From Facility Operations is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP. We define Cash From Facility Operations as cash flows provided by (used in) operations adjusted for changes in operating assets and liabilities, refundable entrance fees received, entrance fee refunds disbursed, other and recurring capital expenditures. Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from Cash From Facility Operations. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items, facility purchases and/or major renovations that are funded using financing proceeds and/or proceeds from the sale of facilities.

We believe Cash From Facility Operations is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:

(i)	service our outstanding indebtedness;

(ii)	pay dividends; and

(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles Cash From Facility Operations from net cash provided by operating activities for the three and nine months ended September 30, 2006 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005(1)	2006	2005(1)
Net cash provided by operating activities	$30,438	$(581)	$53,677	$7,807
Changes in operating assets and liabilities	2,452	920	12,380	(257)
Refundable entrance fees received	4,144	1,544	6,900	2,530
Entrance fee refunds disbursed	(3,529)	(1,413)	(4,540)	(1,670)
Reimbursement of operating expenses	1,000	—	3,850	—
Recurring capital expenditures, net	(7,658)	(4,614)	(15,018)	(12,640)
Cash From Facility Operations(2)	$26,847	$(4,144)	$57,249	$(4,230)

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

(2)	Includes integration and certain non-recurring of $3.6 million.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP. We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating income (loss) items, depreciation and amortization, facility lease expense, general and administrative expense, including compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•    It is helpful in identifying trends in our day-to-day facility performance;

•    It provides an assessment of our revenue generation and expense management; and

•    It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and nine months ended September 30, 2006 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005(1)	2006	2005(1)
Net loss	$(31,145)	$(18,890)	$(70,730)	$(26,530)
Loss on discontinued operations	—	205	—	128
Minority interest	89	(11,104)	438	(16,575)
Benefit for income taxes	(14,146)	(432)	(13,487)	(247)
Equity in loss of unconsolidated ventures	1,649	196	2,286	641
Loss on extinguishment of debt	1,414	—	2,748	453
Interest expense:
Debt	21,201	10,802	51,694	26,564
Amortization of deferred financing costs	8,086	2,324	16,827	6,875
Capitalized lease obligation	1,141	1,263	3,179	2,822
Change in fair value of derivatives	1,840	67	1,422	(4,080)
Interest income	(2,032)	(824)	(3,709)	(2,200)
Loss from operations	(11,903)	(16,393)	(9,332)	(12,149)
Depreciation and amortization	60,883	13,794	114,129	28,039
Facility lease expense	63,623	47,259	155,980	140,852
General and administrative (including non-cash stock compensation expense)	29,248	31,025	73,458	54,006
Amortization of entrance fees(2)	(3,253)	(15)	(3,398)	(18)
Management fees	(1,426)	(859)	(3,158)	(2,675)
Facility Operating Income	$137,172	$74,811	$327,679	$208,055

(1)	Brookdale Senior Living Inc. was formed on September 30, 2005. Results prior to that date represent the combined operations of the Predecessor entities.

(2)	Entrance fee sales, net of refunds paid, provided $4,331 and $6,689 of cash for the three and nine month periods ended September 30, 2006 respectively.

Our facility breakdown at September 30, 2006, was as follows:

	Number of Facilities	Number of Units/Beds	Percentage of Q3 2006 Revenue
Ownership Type
Owned	130	14,942	32.4%
Leased	391	31,624	67.2%
Managed	24	4,524	0.4%
Total	545	51,090	100.0%
Operating Type
Retirement Center (IL & CCRC)	113	24,756	53.0%
Assisted Living	408	21,810	46.6%
Managed	24	4,524	0.4%
Total	545	51,090	100.0%

Our quarterly financial data for the three months ended September 30, 2006 and June 30, 2006 was as follows (in thousands, except occupancy and average rate):

	For the Three Months Ended		Increase (Decrease)
	September 30, 2006	June 30, 2006		Percentage
Average Occupancy	91.1%	90.0%	1.1%	1.2%
Average rate ($)	$3,319	$3,098	$221	7.1%
Resident Fees(1)	$382,364	$267,780	$114,584	42.8%
Facility Operating Expenses	245,192	161,281	83,911	52.0%
Facility Operating Income	$137,172	$106,499	$30,673	28.8%
Facility Operating Income Margin	35.9%	39.8%

(1)	Excluding amortization of entrance fees of $3,253 and $62, respectively.

Our capital expenditures for the three and nine months ended September 30, 2006 and 2005 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006(1)	2005	2006	2005
Type
Recurring	$8,339	$5,956	$17,041	$13,982
Reimbursements	(681)	(1,342)	(2,073)	(1,342)
Net recurring	7,658	4,614	15,018	12,640
EBITDA enhancing(1)	4,665	1,731	8,189	3,892
Other/Corporate(2)	253	—	2,984	71
Gross Total Capital Expenditures	$12,576	$6,345	$26,191	$16,603

(1)	EBITDA-enhancing capital expenditures generally represent unusual or non-recurring capital items and/or major renovations.

(2)	Corporate primarily includes capital expenditures for information technology systems and equipment.